MANAGEMENT AGREEMENT

Mutual Funds Series Trust

On behalf of the Catalyst Funds

Exhibit 1

Percentage of Average

Fund Daily Net Assets

Catalyst Small-Cap Insider Buying Fund 1.25%

Catalyst Hedged Insider Buying Fund 1.25%

Catalyst Insider Buying Fund 1.00%

Catalyst/SMH High Income Fund 1.00%

Catalyst/SMH Total Return Income Fund 1.00%

Catalyst/Groesbeck Growth of Income Fund 1.00%

Catalyst/MAP Global Total Return Income Fund 1.00%

Catalyst/MAP Global Capital Appreciation Fund 1.00%

Catalyst Dynamic Alpha Fund 1.00%

Catalyst/CP World Equity Fund* 1.00%

Catalyst/CP Focus Large Cap Fund* 1.00%

Catalyst/CP Focus Mid Cap Fund* 1.00%

Catalyst Insider Long-Short Fund 1.25%

Catalyst/Lyons Tactical Allocation Fund 1.25%

Catalyst/Lyons Hedged Premium Return Fund* 1.25%

Catalyst/Princeton Floating Rate Income Fund* 1.00%

Catalyst Hedged Futures Strategy Fund* 1.75%

Catalyst/EquityCompass Buyback Strategy Fund * 1.00%

Catalyst Macro Strategy Fund* 1.50%

Catalyst Activist Investor Fund* 1.25%

Catalyst Insider Income Fund* 1.00%

Catalyst Intelligent Alternative Fund* 1.50%

Catalyst/Stone Beach Income Opportunity Fund* 1.25%

Catalyst/Groesbeck Aggressive Growth Fund* 1.00%

Catalyst Time Value Trading Fund* 1.75%

Catalyst/Princeton Hedged Income Fund * 1.25%

Catalyst/Princeton Credit Opportunity Fund* 1.50%

Catalyst MLP & Infrastructure Fund* 1.25%

Catalyst/Auctos Multi-Strategy Fund* 1.75%

Catalyst IPOx Allocation Fund* 1.50%

Catalyst Hedged Commodity Strategy Fund* 1.75%

Catalyst/Millburn Hedge Strategy Fund* 1.75%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit I for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

As amended: November 19, 2015

Mutual Fund Series Trust

By: /s/Tiberiu Weisz

Print Name: Tiberiu Weisz

Title: Trustee

Catalyst Capital Advisors LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: CEO